Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 of Nuveen Mortgage and Income Fund of our report dated February 28, 2019, relating to the financial statements and financial highlights of Nuveen Mortgage Opportunity Term Fund and Nuveen Mortgage Opportunity Term Fund 2, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 21, 2019